Exhibit 77(c)


Matters Submitted to a vote of security holders

On June 14, 2006 an annual shareholder meeting was held to (1) elect ten members of the Board of Trustees to represent the interests of the holders of Common Shares of Senior Income Fund until the election and qualification of their successors, and (2) elect two members of the Board of Trustees to represent the interests of the holders of Auction Rate Cumulative Preferred Shares - Series M, T, W, TH and F of Senior Income Fund until the election and qualification of their successors.

                                                                          Shares Voted
                                                                          Against            Total
                           Proposal               Shares Voted For        or Withheld        Shares Voted
Common Shares              John V. Boyer           118,004,490.617       1,680,411.292       119,684,901.909
                           Patricia W.
                             Chadwick              117,993,956.934       1,690,944,975       119,684,901.909
                           J. Michael Early        118,051,382.617       1,633,944.975       119,684,901.909
                           R. Barbara
                             Gitenstein            118,004,758.423       1,680,143.486       119,684,901.909
                           Patrick W. Kenny        118,048,201.617       1,636,700.292       119,684,901.909
                           Shaun P Mathews         117,987,794.617       1,697,107.292       119,684,901.909
                           Walter H. May           117,990,924.450       1,693,977.459       119,684,901.909
                           Sheryl K. Pressler      117,826,278.785       1,858,623.124       119,684,901.909
                           David W. C.
                             Putnam                118,010,279.255       1,674,622.654       119,684,901.909
                           John G. Turner          118,038,404.617       1,646,497.292       119,684,901.909
Preferred Shares           Jock Patton                  16,781.000              55.000            16,836.000
                           Roger B. Vincent             16,783.000              53.000            16,836.000